Exhibit 5.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Shanghai
Madrid	Silicon Valley
Milan	Singapore
Moscow	Tokyo
Munich	Washington, D.C.

March 26, 2008

Live Nation, Inc.

9348 Civic Center Drive

Beverly Hills, California 90210

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Live Nation, Inc., a Delaware corporation (the “Company”), in connection with the registration of an aggregate of 2,000,000 shares of common stock, $0.01 par value per share (the “Shares”), of the Company, and the related Series A Junior Participating Preferred Stock purchase rights (the “Rights”) issued by the Company pursuant to a Rights Agreement, dated as of December 21, 2005, between the Company and The Bank of New York, as rights agent, issuable pursuant to the Live Nation, Inc. Employee Stock Bonus Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2008 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the receipient, and have been issued by the Company in the circumstances contemplated by the Plan, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable and will be accompanied by the Rights.

March 26, 2008

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP